Exhibit 10.10d

FANTEX, INC.

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (the “Agreement”) is made between Fantex, Inc., a Delaware corporation (the “Company”) and [ • ] (“Holder”), as of [ • ], 2016 (the “Effective Date”).

RECITALS

A.Pursuant to those certain Standby Purchase Agreements by and between Holder, the Company, Fantex Brokerage Services, LLC (“FBS”) and certain other underwriters party thereto (each a “Standby Purchase Agreement” and collectively the “Standby Purchase Agreements”), Holder previously purchased and currently holds certain shares of Fantex Series Vernon Davis Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Vernon Davis”), Fantex Series EJ Manuel Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series EJ Manuel”), Fantex Series Mohamed Sanu Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Mohamed Sanu”), Fantex Series Alshon Jeffery Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Alshon Jeffery”), Fantex Series Michael Brockers Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Michael Brockers”), and/or Fantex Series Jack Mewhort Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Jack Mewhort” and together with the Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu and Fantex Series Michael Brockers, the “Existing Tracking Stocks”).

B.The Company intends to offer and sell to the public pursuant to a registration statement on Form S-1 a new security named the Fantex Series Sports Portfolio 1 Units (the “Units”), which Units would consist of an inseparable strip of securities comprised of a number of shares of the Existing Tracking Stocks and also a number of shares of a newly created tracking stock to be named the Fantex Series Professional Sports Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Professional Sports” and together with the Existing Tracking Stocks, the “Tracking Stocks”).

C.Holder desires to facilitate the offering of the Units (the “Offering”) by the Company by selling shares of the Existing Tracking Stocks held by Holder to the Company as necessary to comprise the Units to be sold in the Offering, and the Company desires to purchase such shares of Existing Tracking Stock from Holder (the “Repurchase”), upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

REPURCHASE OF SHARES

Section 1.01     Repurchase of Shares. Upon the terms and subject to the conditions of this Agreement, Holder agrees to sell to the Company, and the Company agrees to purchase from Holder, the number of shares of the Existing Tracking Stocks as set forth under the heading “Initial Shares to be Repurchased” on Exhibit A attached hereto (the “Initial Shares,” and together with any Additional Shares (as defined below), the “Shares”) at a price per Share (the “Purchase Price”) calculated by (i) dividing the applicable Aggregate Fair Value Included in Units (as defined below) by the Aggregate Shares Included in Units (as defined below) for each applicable Existing Tracking Stock being sold by Holder, multiplied by 0.93, rounded to the nearest three decimals. “Aggregate Fair Value Included in Units” means the aggregate fair value of the applicable Existing Tracking Stock that is included in the Units as of December 31, 2015, as set forth in the first table under the heading “Description of Capital Stock—Units” as set forth in the final prospectus relating to the Offering. “Aggregate Shares Included in Units” means the aggregate number of shares of the applicable Existing Tracking Stock that are included in the Units (without giving effect to the underwriter’s option to purchase additional Units), as set forth in the first table under the heading “Description of Capital Stock—Units” as set forth in the final prospectus relating to the Offering. For example, if the aggregate fair value of Fantex Series Vernon Davis included in the Units (without giving effect to the underwriter’s option to purchase additional Units) as set forth on the first table included in the final prospectus under the heading “Description of Capital Stock—Units” is $364,177 as of December 31, 2015, and the aggregate number of shares of Fantex Series Vernon Davis included in the Units (without giving effect to the underwriter’s option to purchase additional Units) is 93,140 as set forth in the same table, then the Purchase Price for each Share of Fantex Vernon Davis being sold by Holder would be $3.636 (i.e., $(364,177/93,140)*0.93, rounded to three decimals).

Section 1.02    Option to Repurchase Additional Shares. If the underwriters in the Offering exercise their over-allotment option to purchase additional Units pursuant to the underwriting agreement (the “Underwriting Agreement”) relating to the Offering (the “Shoe”), Holder agrees to sell to the Company, and the Company agrees to purchase from Holder, Holder’s Pro Rata Share (as defined below) of each series of Existing Tracking Stock as set forth under the heading “Maximum Additional Shares to be Repurchased” on Exhibit A attached hereto (the “Additional Shares”) at the applicable Purchase Price per Additional Share. “Pro Rata Share” means the product obtained by multiplying (i) the number of each applicable Existing Tracking Stock set forth under the column “Maximum Additional Shares to be Repurchased” on Exhibit A attached hereto by (ii) a fraction, the numerator of which is the total number of Units being purchased by the underwriters pursuant to the Shoe, and the denominator of which is the total number of Units that the underwriters are entitled to purchase pursuant to the Shoe. For example, if the underwriters exercise the Shoe in full then Holder would sell and the Company would purchase the Maximum Additional Shares to be Repurchased. However, if the underwriters exercise only half of the Shoe then Holder would sell and the Company would purchase 50% of each applicable Existing Tracking Stock included under the Maximum Additional Shares to be Repurchased.

Section 1.03    Closing.

(a)       The purchase and sale of the Shares pursuant to Section 1.01 shall be contingent upon and shall occur automatically and without any further action on the part of Holder effective immediately prior to the consummation of the Offering (the “Initial Closing”). The purchase and sale of any Additional Shares pursuant to Section 1.02 (if any) shall be contingent upon and shall occur automatically and without any further action on the part of Holder effective immediately prior to any closing pursuant to the Underwriting Agreement at which any Units are being sold pursuant to the Shoe (the “Subsequent Closing,” and together with the Initial Closing, each a “Closing”). At each Closing, the Company shall deliver to Holder the Purchase Price for the Shares being purchased and sold at such Closing, in cash, by same day wire transfer or by check. Holder hereby acknowledges and agrees that, upon the terms and subject to the conditions contained herein, as of each Closing, Holder will no longer have any right, title or interest in the Shares being purchased and sold at such Closing, and shall no longer be entitled to vote or receive dividends or be deemed Holder of such Shares for any purpose.

Section 1.04    Representations by Holder. In connection with the sale of the Shares to the Company, Holder represents and warrants to the Company as of the date hereof and as of each Closing hereunder, as follows:

(a)       Title to the Shares. Holder is the sole owner of the Shares and has good, valid and marketable title to the Shares free and clear of all liens, charges, security interests, assessments, encumbrances, claims and restrictions of any kind including any liability to or claims of any creditor of Holder. Holder has never transferred or pledged any interest in the Shares to any person other than to the Company pursuant to this Agreement, and Holder has not granted any rights to purchase the Shares to any other person or entity.

(b)       Authorization of Transaction. Holder has the full, absolute and unrestricted right, power and authority to sell, transfer and assign the Shares to the Company pursuant to this Agreement and to enter into this Agreement. No consent, approval or authorization of or notice to any third party is necessary in connection with the sale, purchase or delivery of the Shares and the performance by Holder of its obligations and duties hereunder does not and will not violate any agreement to which Holder is a party or by which Holder is otherwise bound.

(c)       No Action. There are no actions, proceedings or investigations pending or, to Holder’s knowledge, threatened against or involving Holder or the Shares that question the Repurchase or would prevent the consummation thereof.

(d)       Access to Information. Holder is aware of the Company’s business affairs and financial condition and has received all information that Holder considers necessary or appropriate about the Company and the sale of the Shares to the Company to reach an informed and knowledgeable decision to sell the Shares to the Company.

(e)       Experience. Holder hereby represents and warrants that Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of selling the Shares.

(f)       Tax Liability. Holder has not relied on any statements or representations of the Company or any of its agents for the federal, state, local and foreign tax consequences to Holder that may result from the Repurchase. Holder understands that Holder (and not the Company) shall be responsible for any tax liability of Holder that may arise as a result of the Repurchase.

(g)       Acknowledgement. Holder has entered into this Agreement based on its own knowledge, investigation and analysis and that of its advisors. Holder acknowledges that it has consulted with its own advisors (including, without limitation, legal counsel) with respect to the sale and purchase of the Shares, including any tax matters relating thereto, has relied on its own investigation of the properties, assets, financial condition and business of the Company to enable Holder to make an informed decision concerning the sale of the Shares and has not relied on any representations or advice of the Company or its representatives, or any other person, firm, corporation or stockholder in making its decision to sell the Shares. Upon consummation of the Repurchase, the Company will acquire from Holder good and marketable title to, and beneficial ownership of, the Shares free and clear of any encumbrance. Without limiting the foregoing, upon the sale of the Shares to the Company pursuant to this Agreement, Holder shall have no further rights with respect such Shares. Holder is aware that (i) the Company has sold, and may in the future sell, shares of one or more of its Existing Tracking Stocks at prices higher than the per Share price at which Holder is selling the Shares to the Company, and (ii) that the Company’s plans for the future, if successful, may result in the Company’s capital stock (including the Units and the shares of the Existing Tracking Stocks included in the Units) becoming more valuable and that the future value of the Shares could exceed the amounts Holder will receive under this Agreement, and Holder acknowledges that by selling the Shares hereunder, Holder is foregoing any future appreciation of the value of the Shares or the Units and is selling the Shares of its own free will with full understanding of the potential impact of the Company’s plans for the future. The Company has not made any representation to Holder about the advisability of this decision or the potential future value of the Shares. Holder agrees that the Company is not under any obligation to disclose to Holder any information or opinion it may have about the potential future value of the Company’s capital stock (including the Units and the shares of the Existing Tracking Stocks included in the Units), even if such information is material.

(h)       Further Assurances. Holder and the Company each agree, upon reasonable request, to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

ARTICLE II.

MISCELLANEOUS

Section 2.01   Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Section 2.02   Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding on the parties hereto, and their respective successors and assigns, and may not be amended, modified or supplemented in any manner, except by an instrument in writing signed on behalf of each party hereto.

Section 2.03   Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto and any such prior agreement of the parties hereto in respect of the subject matter contained therein is hereby terminated and canceled.

Section 2.04   Counterparts; Electronic and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

Section 2.05   Indemnification. Holder agrees to indemnify and hold harmless each of the Company and its agents from and against any loss, claim, damage, liability or expense incurred by or on behalf of the Company or its agents arising out of or in connection with any breach of Holder’s representations, warranties or covenants under this Agreement.

Section 2.06   Expenses. The Company and Holder shall each bear their own expenses and legal fees incurred in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.07   Underwriting Discount. The Company and Holder each acknowledge and agree that the Purchase Price for the Shares to be sold hereunder includes and takes into account all underwriting discounts and commissions (the “Underwriting Discount”) to be paid to the underwriters pursuant to the Underwriting Agreement, and that the consideration to be paid to Holder at any Closing shall not be further decreased to an amount below the Purchase Price by reason of the payment of the Underwriting Discount.

Section 2.08   Release. From and after the Repurchase, Holder, on behalf of Holder and Holder’s successors and assigns, hereby releases the Company, the Related Parties (as defined below) and any future holder of the Units or the shares of the Tracking Stocks included in the Units (together, the “Securities”) and waives any and all rights, actions, claims, liabilities, obligations, damages and causes of action whether known, suspected or unknown, whether in law or in equity which Holder may have or may claim to have against the Company, the Related Parties or any future holder of the Securities arising from or relating to the sale of the Existing Tracking Stocks to the Company under this Agreement (excluding, however, claims for breach of any of any of the Company’s express representations or obligations under this Agreement). To the extent that the foregoing waiver and release is a waiver and release to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of the parties that the foregoing waiver and release shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified herein. In furtherance of this intention, Holder expressly waives any and all rights and benefits conferred upon Holder by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law which are as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Further, Holder covenants not to file any claims against the Company or commence any proceeding at law or otherwise arising out of or related in any way to the sale by Holder of the Existing Tracking Stocks to the Company, other than in relation to a claim against the Company for failure of the Company to pay the Purchase Price.

For purposes of this Agreement, “Related Parties” shall mean (i) each entity controlled by, controlling or under common control with the Company; (ii) the past, present and future directors, officers, employees, stockholders, partners (direct or indirect), managers, members (direct or indirect), agents, attorneys, financial advisors, investment banking advisors, insurers and representatives of the Company and/or the respective entities identified or otherwise referred to in clause (i) of this sentence; and (iii) the successors and past, present and future assigns of the parties referred to in clauses (i) and (ii) of this sentence.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the Effective Date.

COMPANY:

FANTEX, INC.
a Delaware corporation

By:
Name:
Title:

HOLDER:

[Signature Page to Stock Repurchase Agreement]

EXHIBIT A

Series of Stock	Initial Shares to be Repurchased	Maximum Additional Shares to be Repurchased
Fantex Series Vernon Davis	 • ]	 • ]
Fantex Series EJ Manuel	 • ]	 • ]
Fantex Series Mohamed Sanu	 • ]	 • ]
Fantex Series Alshon Jeffery	 • ]	 • ]
Fantex Series Michael Brockers	 • ]	 • ]
Fantex Series Jack Mewhort	 • ]	 • ]
Total:	 • ]	 • ]